Exhibit 99.1

Fairchild Semiconductor Reports Results for the Second Quarter 2011

•	Sales Up 5% Sequentially in the Second Quarter

•	PCIA Sales Up 7% Sequentially to Record Quarterly Level

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance power and mobile products, today announced results for the second quarter ended June 26, 2011. Fairchild reported second quarter sales of $433.2 million, up 5% from the prior quarter and 6% higher than the second quarter of 2010.

Fairchild reported second quarter net income of $44.9 million or $0.34 per diluted share compared to $43.5 million or $0.33 per diluted share in the prior quarter and $43.8 million or $0.34 per diluted share in the second quarter of 2010. Gross margin was 37.1% compared to 36.8% in the prior quarter and 35.0% in the year ago quarter.

Fairchild reported second quarter adjusted gross margin of 37.2%, up 30 basis points sequentially and 200 basis points higher than in the second quarter of 2010. Adjusted gross margin excludes accelerated depreciation and inventory reserve releases/write offs related to fab closures. Adjusted net income was $54.6 million or $0.41 per diluted share, compared to $51.3 million or $0.39 per diluted share in the prior quarter and $51.3 million or $0.40 per diluted share in the second quarter of 2010. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, write off of deferred financing fees, and associated net tax effects of these items and other acquisition-related intangibles.

“We delivered solid sales growth at the high end of our guidance for the second quarter,” said Mark Thompson, Fairchild’s president and CEO. “We grew PCIA sales 7% sequentially which was paced by our capacity additions to support strong high voltage demand from industrial, automotive and appliance customers. We increased MCCC sales 3% sequentially which reflects generally seasonal strength in their key end markets. Fairchild continues to benefit from increased content in the industrial, appliance, automotive and alternative energy sectors plus share gains in mobile analog.

End Markets and Channel Activity

“Demand was generally in-line with expectations for all segments,” stated Thompson. “We continue to see good demand for our high voltage solutions from the industrial, automotive and appliance end markets. Handset order rates were seasonally higher and we have excellent design win momentum going into the second half. As expected, we saw muted but still seasonally better sales in the computing and consumer markets. Distribution sell-through increased 7% sequentially and channel inventory remains within our target range.

Second Quarter Financials

“Gross margin improved sequentially in the second quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “Margins benefited from higher utilization and a customs duty settlement which offset higher input costs, unfavorable currency exchange and 8 inch fab start-up costs. R&D and SG&A expenses were in line with guidance at $98 million. Adjusted net income was $55 million, the highest second quarter performance since the year 2000. We generated $39 million of free cash flow during the quarter. We paid off another $20 million in debt and at the end of the quarter, total cash and securities exceeded our debt by a record $167 million. We increased internal inventory dollars by 5% to hold our days of inventory flat with the prior quarter.

Forward Guidance

“We expect sales to be flat to up 3 percent in the third quarter,” said Frey. “Our current scheduled backlog is sufficient to achieve this range. We expect adjusted gross margin to be down 25 to 75 basis points as the impact of better mix is offset by higher input costs. Factory utilization should also be lower as we follow our normal process of reducing internal and channel inventory during the second half. We anticipate R&D and SG&A spending to be approximately $99 million. Net interest expense is expected to be roughly $1.5 million per quarter going forward. The adjusted tax rate is forecast at 15 percent plus or minus 3 percent for the quarter. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce third quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. We exclude accelerated depreciation and inventory reserve releases/write offs related to fab closures from GAAP gross margins to determine adjusted gross margins. To determine adjusted net income/loss, we exclude amortization of acquisition-related intangibles, restructuring and impairments, accelerated depreciation and inventory reserve releases/write offs related to fab closures, write off of deferred financing fees, and associated net tax effects of these items and other acquisition-related intangibles. To determine free cash flow, we subtract capital expenditures from GAAP cash provided by operating activities. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2011	March 27, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Total revenue	$433.2	$413.0	$409.6	$846.2	$787.6
Cost of sales (1)	272.5	261.0	266.3	533.5	522.7

Gross margin	160.7	152.0	143.3	312.7	264.9

Gross margin %	37.1%	36.8%	35.0%	37.0%	33.6%

Operating expenses:
Research and development (2)	39.9	36.9	29.1	76.8	57.5
Selling, general and administrative (3)	58.3	55.1	56.0	113.4	108.3
Amortization of acquisition-related intangibles	4.7	5.6	5.6	10.3	11.2
Restructuring and impairments	2.9	2.5	—	5.4	2.4

Total operating expenses	105.8	100.1	90.7	205.9	179.4

Operating income	54.9	51.9	52.6	106.8	85.5
Other expense, net	3.3	1.1	$2.6	4.4	5.0

Income before income taxes	51.6	50.8	50.0	102.4	80.5

Provision for income taxes	6.7	7.3	6.2	14.0	14.1

Net income	$44.9	$43.5	$43.8	$88.4	$66.4

Net income per common share:
Basic	$0.35	$0.34	$0.35	$0.70	$0.53

Diluted	$0.34	$0.33	$0.34	$0.67	$0.52

Weighted average common shares:
Basic	127.9	126.1	125.2	127.0	125.0

Diluted	131.7	130.9	$128.1	131.3	128.3

(1) Equity compensation expense included in cost of sales	$1.1	$0.9	$1.6	$2.0	$3.9
(2) Equity compensation expense included in research and development	$1.3	$0.9	$1.1	$2.2	$2.2
(3) Equity compensation expense included in selling, general and administrative	$5.6	$3.2	$3.2	$8.8	$5.6

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2011	March 27, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Net income	$44.9	$43.5	$43.8	$88.4	$66.4
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	2.9	2.5	—	5.4	2.4
Accelerated depreciation on assets related to fab closure (1)	0.3	0.2	0.9	0.5	2.2
Write-off of deferred financing fees	2.1	—	—	2.1	—
Inventory write off/release associated with fab closure (1)	—	—	—	—	(0.1)
Amortization of acquisition-related intangibles	4.7	5.6	5.6	10.3	11.2
Associated net tax effects of the above and other acquisition-related intangibles	(0.3)	(0.5)	1.0	(0.8)	1.0

Adjusted net income	$54.6	$51.3	$51.3	$105.9	$83.1

Adjusted net income per common share:
Basic	$0.43	$0.41	$0.41	$0.83	$0.66

Diluted	$0.41	$0.39	$0.40	$0.81	$0.65

(1) Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2011	March 27, 2011	June 27, 2010	June 26, 2011	June 27, 2010

Gross margin	$160.7	$152.0	$143.3	$312.7	$264.9
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to fab closure	0.3	0.2	0.9	0.5	2.2
Inventory write off/release associated with fab closure	—	—	—	—	(0.1)

Adjusted gross margin	$161.0	$152.2	$144.2	$313.2	$267.0

Adjusted gross margin %	37.2%	36.9%	35.2%	37.0%	33.9%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income, net income per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 26, 2011	March 27, 2011	December 26, 2010

ASSETS
Current assets:
Cash and cash equivalents	$435.7	$425.5	$404.6
Short-term marketable securities	0.2	0.1	0.1
Receivables, net	162.4	152.6	156.4
Inventories	253.4	241.4	232.7
Other current assets	55.6	47.3	49.3

Total current assets	907.3	866.9	843.1

Property, plant and equipment, net	722.9	704.2	689.3
Intangible assets, net	74.8	79.5	69.7
Goodwill	169.4	169.4	164.8
Long-term securities	31.6	31.0	30.3
Other assets	55.3	53.8	51.9

Total assets	$1,961.3	$1,904.8	$1,849.1

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3.8	$3.8
Accounts payable	158.1	153.9	139.0
Accrued expenses and other current liabilities	132.1	108.9	139.2

Total current liabilities	290.2	266.6	282.0

Long-term debt, less current portion	300.1	316.0	316.9
Other liabilities	76.8	78.1	71.5

Total liabilities	667.1	660.7	670.4

Temporary equity - deferred stock units	1.9	2.5	2.4
Total stockholders’ equity	1,292.3	1,241.6	1,176.3

Total liabilities, temporary equity and stockholders’ equity	$1,961.3	$1,904.8	$1,849.1

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 26, 2011	June 26, 2011	June 27, 2010
Cash flows from operating activities:
Net income	$44.9	$88.4	$66.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	37.3	75.6	79.7
Non-cash stock-based compensation expense	8.0	13.0	11.2
Deferred income taxes, net	(3.8)	(5.6)	2.9
Other	2.3	2.9	0.6
Changes in operating assets and liabilities, net of acquisitions	4.4	(24.5)	(19.7)

Cash provided by operating activities	93.1	149.8	141.1

Cash flows from investing activities:
Capital expenditures	(53.8)	(88.1)	(50.9)
Maturity of marketable securities	—	0.1	0.1
Other	(0.6)	(1.4)	(0.6)
Acquisitions, net of cash acquired	—	(16.5)	—

Cash used in investing activities	(54.4)	(105.9)	(51.4)

Cash flows from financing activities:
Repayment of long-term debt	(319.7)	(320.6)	(27.6)
Issuance of long-term debt	300.0	300.0	—
Proceeds from issuance of common stock and from exercise of stock options, net	9.3	35.2	0.2
Purchase of treasury stock	(12.8)	(12.8)	(17.6)
Shares withheld for employees taxes	(0.1)	(9.4)	(0.8)
Other	(5.2)	(5.2)	—

Cash used in financing activities	(28.5)	(12.8)	(45.8)

Net change in cash and cash equivalents	10.2	31.1	43.9
Cash and cash equivalents at beginning of period	425.5	404.6	415.8

Cash and cash equivalents at end of period	$435.7	$435.7	$459.7

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 26, 2011	June 26, 2011	June 27, 2010

Cash provided by operating activities	$93.1	$149.8	$141.1
Capital expenditures	(53.8)	(88.1)	(50.9)

Free cash flow	$39.3	$61.7	$90.2

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Sarah Thomas
(800) 341-0392 X 8728	(207) 775-8660	(781) 404-2427
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	fairchild@topazpartners.com